Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT
OF
DARAMIC, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of June 30, 2004, by Polypore, Inc., a Delaware corporation and the sole Member of Daramic, LLC (the “Company”).  Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article 2 of this Agreement.

Article 1.  Organization

1.1.          Formation of the Company; Term.  The Company is a limited liability company under the Act, governed by this Agreement.  The Company is an entity separate from its sole Member, created at 11:57 p.m., Eastern Standard Time, on June 30, 2004, by this Agreement and the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Formation.  Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2.          Name.  The name of the Company is: “Daramic, LLC.”

1.3.          Purpose of the Company; Business.  The purposes of the Company are to carry on any lawful business, purpose or activity, with the exception of the business of granting policies of insurance, assuming insurance risks or banking as defined in § 126 of the General Corporation Law of the State of Delaware.

1.4.          Principal Place of Business, Office and Agent.  The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept is c/o Polypore, Inc., 13800 South Lakes Drive, Charlotte, North Carolina 28273, or at such other location selected, from time to time, by the Member.  The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware.  The statutory agent of the Company in Delaware is Corporation Service Company and its address is 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808.  The Member may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

Article 2.  Definitions

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.  Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

“Agreement” means this Agreement as amended from time to time.

“Fiscal Year” means the fiscal year of the Company as determined from time to time, and, initially, means the 52- or 53-week period ending the Saturday that is closest to December 31.

“Member” means Polypore, Inc.

Article 3.  Interests

3.1.          Sole Member.  The sole member of the Company is the Member and the entire Interest (as hereinafter defined) is owned and held by the Member.

3.2.          Interest.  The Company is authorized to issue a single class of Limited Liability Company Interest (as defined in the Act) (the “Interest”), including any and all benefits to which the Member may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

Article 4.  Capitalization; Economics

4.1.          Capital.  The Member may, but shall not be obligated to, make capital contributions to the Company.  The Company is to finance its operations independently of the Member and without its financial support.

4.2.          Capital Accounts; Allocations; Books of Record.  All items of income, gain, loss and deduction will be allocated to the Member.  The Member or its designee will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Member.

4.3.          Payment of Interest.  The Member is not to be paid interest on its capital contribution(s) to the Company.

4.4.          Distributions.  The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess of the sum of (1) amounts required to pay or make provision for all Company expenses, plus (2) all reserves that the Member considers necessary or appropriate.  To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities that are not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy those liabilities before making distributions to the Member.

4.5.          Certificate of Interest.  The Interest is a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.  The Company will issue one or more certificates, in the form of Exhibit A hereto, in the name of the Member representing the Interest.  The certificate will include as part thereof a form of assignment sufficient to convey the Interest to an assignee under the Act.

Article 5.  Management

5.1.          Management by Member.  The Company shall be managed by the Member.

5.2.          Authority of the Member.  The Member has all the power and authority to manage and direct the management of, the business and affairs of the Company both ordinary and extraordinary.

Article 6.  General

6.1.          Disregarded Entity for Tax Purposes.  It is the intention of the Member that the Company be disregarded as a separate entity from the Member for federal and all relevant state and local tax purposes pursuant to Treasury regulations § 301.7701-3(b)(1)(ii), and that the activities of the Company be deemed to be the activities of the Member for such relevant tax purposes.  All provisions of the Certificate of Formation and this Agreement shall be construed so as to preserve that tax status under those circumstances.

6.2.          Tax Returns and Elections.  If the Company is required to file any federal, state or local tax returns, the Member shall prepare, or cause to be prepared, such tax returns for the Company; and, in connection therewith, make any appropriate or necessary elections, including elections with respect to the useful lives of the properties of the Company and the rates of depreciation or cost recovery on such properties.

6.3.          Dissolution and Liquidation.  No event that would cause a dissolution of a limited liability company under the Act will cause a dissolution of the Company.  If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member.

6.4.          Amendment.  This Agreement may be amended by the sole Member by a writing that refers to this Agreement.

6.5.          Governing Law.  This Agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

6.6.          Construction.  The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders.  Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

POLYPORE, INC.

By:	/s/ Frank Nasisi
Name:	Frank Nasisi
Title:	President and CEO

Exhibit A

DARAMIC, LLC

A Delaware Limited Liability Company

Certificate No. ___

DARAMIC, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ________________________ (the “Holder”) is the registered holder of _____ percent (__%) of the membership interests of the Company.  By acceptance of this membership certificate, and as a condition to being entitled to any rights and/or benefits with respect to the membership interests evidenced hereby, the Holder (including any transferee hereof) is deemed to have agreed, whether or not such Holder is admitted to the Company as a member of the Company with respect to the membership interest evidenced hereby, to comply with and be bound by all terms and conditions of the Company’s limited liability company agreement.

This membership certificate is issued as of the ____ day of ________, ____.

DARAMIC, LLC

By:	Polypore, Inc., as sole Member

By:
Name:
Title:

THE MEMBERSHIP INTERESTS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR SUCH LAWS OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND SUCH LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

For value received, _______________________________ does hereby sell, assign and transfer unto _______________________________, the membership interest represented by the within certificate and does irrevocably constitute and appoint _____________________ Attorney to transfer, the said membership interest on the books of the within named company, with full power of substitution in the premises.

Dated: ____________________

                                                                                                                ________________________________

In the presence of ______________________________